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                                   EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED JUNE 30,
                                                          ---------------------------------
                                                            1994         1993        1992
                                                          --------     --------     -------
Primary:
  Average shares outstanding..........................      39,720       39,444      39,057
                                                          ========     ========     =======
  Income from continuing operations before
     extraordinary item and cumulative effect of
     change in accounting principle...................    $121,880     $111,079     $87,489
  Discontinued operations.............................          --           --      (9,300)
  Extraordinary loss..................................          --           --      (3,020)
  Cumulative effect of change in accounting
     principle........................................     (10,063)          --          --
                                                          --------     --------     -------
  Net Income..........................................    $111,817     $111,079     $75,169
                                                          ========     ========     =======
  Per share amounts:
     Continuing operations before extraordinary item
       and cumulative effect of change in accounting
       principle......................................       $3.07        $2.82       $2.24
     Discontinued operations..........................          --           --        (.24)
     Extraordinary loss...............................          --           --        (.08)
     Cumulative effect of change in accounting
       principle......................................        (.25)          --          --
                                                          --------     --------     -------
     Total............................................       $2.82        $2.82       $1.92
                                                          ========     ========     =======
Fully diluted:
  Total primary average shares outstanding............      39,720       39,444      39,057
  Dilutive stock options and employee stock purchase
     plan shares -- based on treasury stock method
     using the greater of year-end market price or
     average market price.............................         154          217          67
                                                          --------     --------     -------
  Total fully diluted average shares outstanding......      39,874       39,661      39,124
                                                          ========     ========     =======
  Per share amounts:
     Continuing operations before extraordinary item
       and cumulative effect of change in accounting
       principle......................................       $3.05        $2.80       $2.24
     Discontinued operations..........................          --           --        (.24)
     Extraordinary loss...............................          --           --        (.08)
     Cumulative effect of change in accounting
       principle......................................        (.25)          --          --
                                                          --------     --------     -------
     Total............................................       $2.80        $2.80       $1.92
                                                          ========     ========     =======
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